UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (RULE 13D-102)


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                    INFORMATION TO BE INCLUDED IN STATEMENTS
                  FILED PURSUANT TO RULES 13D-1(B), (C) AND (D)
             AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13D-2(B)
                                (AMENDMENT NO. 1)


                               Ion Networks, Inc.
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                                (Name of Issuer)


                     Common Stock, $.001 par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   594915-20-9
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                                 (CUSIP Number)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



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                                       13G

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CUSIP NO.  594915-20-9                             PAGE    2    OF   5    PAGES
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    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Michael Radomsky

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    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a)
                                                                (b)
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    3       SEC USE ONLY


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    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States of America
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      NUMBER OF
        SHARES             5      SOLE VOTING POWER
     BENEFICIALLY
       OWNED BY                            351,653
         EACH              -----------------------------------------------------
      REPORTING
        PERSON             6      SHARED VOTING POWER
         WITH
                                            0
                           -----------------------------------------------------

                           7      SOLE DISPOSITIVE POWER

                                           351,653
                           -----------------------------------------------------

                           8      SHARED DISPOSITIVE POWER

                                                 0
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9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     351,653
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10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------

11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                     2.5%
--------------------------------------------------------------------------------

12         TYPE OF REPORTING PERSON*

                              IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


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Item 1(a)                  Name of Issuer:

                           Ion Networks, Inc.

Item 1(b)                  Address of Issuer's Principal Executive Offices:

                           1551 South Washington Avenue
                           Piscataway, New Jersey 08854

Item 2(a)                  Name of Person Filing:

                           Michael Radomsky

Item 2(b)                  Address of Principal Business Office or, if none,
                           Residence:

                           1551 South Washington Avenue
                           Piscataway, New Jersey 08854

Item 2(c)                  Citizenship:

                           United States of America

Item 2(d)                  Title of Class of Securities:

                           Common Stock, $.001 par value per share

Item 2(e)                  CUSIP Number:

                           594915-20-9

Item 3                     This statement is being filed pursuant to Rule 13d-2
                           (b), however, none of the categories to be listed under this item are applicable to the person filing.

Item 4(a)                  Amount Beneficially Owned

                           As of January 31, 2000:

                           351,653 shares of Common Stock. Includes 142,239 shares of Common Stock issuable upon exercise of currently exercisable stock options.

Item 4(b)                  Percent of Class:  2.5%


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Item 4(c)                   Number of shares as to which such person has:

                           (i)      sole power to vote or to direct the vote:
                                    351,653
                           (ii)     shared power to vote or to direct the vote:
                                    0
                           (iii) sole power to dispose or to direct the disposition of: 351,653
                           (iv) shared power to dispose or to direct the disposition of: 0

Item 5                     Ownership of Five Percent or Less of a Class:

                           If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |X|

Item 6                     Ownership of More than Five Percent on Behalf of
                           Another Person:

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:

                           Not applicable.

Item 8                     Identification and Classification of Members of the
                           Group:

                           Not applicable.

Item 9                     Notice of Dissolution of Group:

                           Not applicable.

Item 10                    Certification:

                           Not applicable.


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                                       13G

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                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                            February 22, 2000
                                                           -------------------
                                                                  (Date)


                                                           /s/Michael Radomsky
                                                           -------------------
                                                                (Signature)


                                                              Michael Radomsky
                                                           -------------------
                                                                  (Name)